EXHIBIT C (2)

NOTES OF HEMPSTEAD & CO. INCORPORATED

     In our letter dated December 16, 2003, we have rendered a fairness opinion regarding the proposed terms of the Agreement and Plan of Merger (the “Agreement”) by and between the Company and Regency Acquisition Corp. (“Acquisition”).

     These notes are provided to the Board of Directors and management to summarize the analysis underlying our opinion.

Regency Equities Financial Statements

     Presented in Exhibit I is a summary of the historical income statements of Regency Equities Corp. for the years ended December 31, 1998 through 2002 and for the nine month periods ended September 30, 2002 and 2003.

     As can be seen on the Company’s income statement in Exhibit I, total revenues declined by more than 50% over the review period in review, primarily due to falling interest rates applied against slightly declining cash balances. At just under $50,000 per annum, rental income was relatively stable throughout the period. Due to the lower revenue base and higher expenses, the Company’s annual net losses grew from -$84,084 in 1998 to -$182,261 in 2002.

     Presented in Exhibit II are the historical balance sheets of Regency Equities Corp. at December 31, 1998 through 2002, and at September 30, 2003. As can be seen on the balance sheet, cash comprised 78%-80% of the balance sheets over the observed period. The Company’s net rental property accounted for most of the remainder of the balance sheet, ranging between 20% and 22% of total assets. The rental property is a shopping center in Grand Rapids, Michigan; approximately 12% of the shopping center’s space is leased to a tenant, while the balance of the space has been vacant since July 1997. Included in the book value of the shopping center is an allowance for possible losses of $215,000 to adjust the carrying value of the property to its estimated net realizable value. Book value per share was $0.038 per share at September 30, 2003.

     It should be noted that at December 31, 2002, the Company had operating loss carry forwards of $1,671,000 for federal tax purposes1, $630,000 of which expires in 2006. However, a valuation allowance, based on management’s estimate of future profitability, reduced the amount of this off-balance sheet asset to $0.

Capitalization and Ownership

     Until February 8, 1995, the principal market for the Company’s common stock was the Nasdaq National Market System. On that date, primarily as a result of the Company’s

1 The Company’s 10-K also indicates that it had “significant California and Michigan state operating loss carry forwards at December 31, 2002,” however, there was no quantification of these NOLs.

EXHIBIT C (2) - 1

February 7, 1996 cash distribution which represented approximately 77.5 % of total assets, the Company’s stock was delisted from the Nasdaq National Market System. The Company’s common stock now is traded over-the-counter, and there is not an active market for the stock.

     As of the date of these Notes to the Fairness Opinion, the Company had 87,283,661 shares of Common Stock, par value $0.01, outstanding. Of this amount, 72,907,965 shares (approximately 83.5% of shares outstanding) were owned by First Lincoln and Evergreen Acceptance LLC (“Evergreen”)2. All Directors and Executive Officers of the Company as a group directly owned 2 less than 1% of the outstanding shares.3

     After the Agreement is consummated, First Lincoln, Evergreen and Merger Subsidiary will own all of the outstanding shares.

Valuation

     In addressing the valuation of equity interests of Regency, we considered a number of approaches to value, including those classified as market-based, earnings-based and asset-based. We also considered a dividend based approach. However, because the Company has been operating at a deficit, and because the Company notes in its 2002 Form 10-K that has not historically paid regular dividends on its common stock and does not presently intend to do so in the future, we did not employ a dividend approach to value.

Market-Based Approaches

Market Price

     The common stock of Regency Equities is traded in the Over-The-Counter (OTC) market under the ticker symbol RGEQ. The daily trading history of Regency’s common stock from March 5, 2002 to December 16, 2003 is summarized in Exhibit III. As can be seen in the this Exhibit, from the beginning of April 2003 to early December 2003, the stock traded between $0.011 and $0.020 per share. The closing stock price fluctuated between $0.015 and $0.014 throughout October and November 2003. On December 8, the stock price closed at $0.027 per share on a spike in trading volume. Later that week, the price receded to $0.02 per share.

     Although thinly-traded, the stock price over the last several months has been relatively stable. Therefore, we believe it is reasonable to use the prevailing price over the last several months of $0.014 as representative of the Company’s market price. However,

2Evergreen Acceptance LLC is a wholly owned subsidiary of First Lincoln Holdings, Inc. Evergreen Acceptance LLC is the record owner of 71,897,965 shares of the Company’s common stock; Evergreen Acceptance LLC and First Lincoln Holdings, Inc. share voting and investment power with respect to such shares. First Lincoln Holdings, Inc. is the record owner of 1,010,000 shares of the Company’s common stock, as to which it has sole voting and investment power.

3Martin Oliner is a Regency Director. Mr. Oliner serves as Chairman of the Board, Chief Executive Officer and President of First Lincoln Holdings, Inc. Mr. Oliner is also the owner of all of the outstanding capital stock of First Lincoln Holdings, Inc. Mr. Oliner does not have direct ownership of any shares of the Company’s common stock.

EXHIBIT C (2) - 2

we note that since Regency was delisted from Nasdaq on February 8, 1995 and its stock is thinly traded, it is possible that some discount for lack of marketability is embedded in its market price. In order to quantify this imbedded discount, we have reviewed various lack of marketability studies as shown in Exhibit IV.

     The data indicates that average marketability discounts generally range between 20% to 45%. Since these studies reflect discounts for restricted stocks, for which there was a mandatory holding period of one to two years (depending upon when the study was performed), they may be biased on the high side since no such restrictions exist for Regency’s stock. Thus, since Regency’s common stock is not restricted (though it is thinly traded), it may be more liquid than the restricted shares in the studies. Therefore, we believe that, in the case of Regency, an adjustment to offset the marketability discount of 15% to 20% that we believe may be reflected in the stock price. Utilizing a 20% lack of marketability adjustment results in a conclusion of $0.0175 ($0.0141 / [1-0.2]) per share as the indication of value under this approach.

Recent Insider Transactions in the Company’s Stock

     We examined the recent insider trading activity in the Company’s stock. On September 3, 2002, Allan Leslie Chapman, CEO, made an open market purchase of 8,008 shares of RGEQ for a cost of $120.12, or $0.015 per share. On August 27, 2002, Allan Leslie Chapman made an open market purchase of 5,000 shares of RGEQ for a cost of $90.00, or $0.018 per share.

     Since these were open market purchases, they are included in the previous market analysis. Thus, no additional valuation data is provided with this review.

     There have been no other significant transactions in the Company’s stock in recent years. Therefore, no further independent indication of value is provided under this approach.

Comparison with Public Companies

     A review of other publicly-traded companies with primary Standard Industry Code (SIC) of 6512 (non-residential building operators) yielded no company sufficiently comparable to Regency Equities for valuation purposes.

Earnings-Based Approach

     The earnings-based approach to value is based on the principle that a buyer of shares in an operating business entity is primarily concerned with earnings capability, and that the fair value of a stock, on a going concern basis is related to the underlying earning power of the enterprise. In implementing this approach we examined the discounted cash flow model.

     In a discounted cash flow model, a company’s equity value is determined by discounting to present value the expected returns that accrue to a company’s equity holders. This expected return is called free cash flow, defined as earnings before non-cash

EXHIBIT C (2) - 3

charges (i.e. depreciation and amortization), but after taxes and capital expenditures. The expected free net cash flow is determined based upon reasoned projections of a company’s future operations.

     In this case, Regency’s management notes in the Company’s 2002 Form 10-K notes that the nature and direction of the future business and operations of the Company are uncertain, and that the Board of Directors intends to consider suitable business ventures for the Company.” It is also significant that approximately 88% of the space in the Grand Rapids shopping center has been vacant since July 1997. Since that date, operating expenses for the property have exceeded the interest income as well as the rental income from the remaining 12% of the building, which is leased month-to-month. Therefore, the Company operated at a cash flow deficit over the observed period. Absent a substantial increase in revenues (either from increased interest income or from renting out all, or a potion of, the vacant space in the shopping center) without a corresponding increase in expenses, the Company’s cash flows are projected to continue to be negative for the foreseeable future. Thus, implementing an earnings-based approach to value results in a negative value for Regency’s equity.

Asset-Based Approach

     The asset-based approach adjusts the assets values on the historical balance sheet to market value. At September 30, 2003, the cash and cash equivalents balance was $2,587,7584, rent receivable was $3,543, prepaid insurance was $28,906 and the net rental property balance was $679,137.

     We have assumed that the book values of the cash and equivalents, rent receivable and prepaid insurance equal their market values given the relative liquid nature of these assets. We have also assumed that the book value of the rental property (the Grand Rapids, Michigan shopping center) approximates its market value. This seems reasonable since the book value of the shopping center includes an allowance for possible losses of $215,000 to adjust the carrying value of the property to its estimated net realizable value.

     As discussed previously, Regency had a net operating loss carry forwards (NOL) of $1,671,000 for federal tax purposes as of December 31, 2002. Based on the Company’s historical net losses and management’s estimate of future losses, the NOL will likely expire unused. Therefore, we have not attributed any value to the NOL.

     After deriving the market value of the Company’s assets (which have all been estimated at book value), it is necessary to deduct total liabilities, which have all been assumed to equal book value. Liabilities consist of $24,497 in accounts payable and accrued expenses, and $1,220 in income taxes payable. Deducting total liabilities of $25,717 from total assets of $3,299,170, we arrive at a net asset value of $3,273,453. This is equivalent to approximately $0.038 per share. The calculation of the net asset value is shown in Exhibit V.

EXHIBIT C (2) - 4

Closed End Investment Company Adjustment

     It is our understanding that as of the present date, the Company does not have plans to liquidate its holdings. Because the calculation of adjusted book value presented on the preceding page essentially provides a measure of liquidation value (excluding certain liquidation costs), we have considered adjustments appropriate to arrive at a measure of fair value on a going concern basis. To do so, Closed-End Investment Company (CEIC) prices and net asset values (NAV) can be used to quantify adjustments under an asset-based approach. A CEIC typically invests in minority positions in the stock of publicly-traded companies and sells shares in the company to investors. The stockholder in a CEIC typically has no direct right to his or her proportionate share of the underlying assets (cumulative value of the shares owned by the CEIC), nor can the shareholder affect investment decisions or strategy. For these reasons (and others), CEIC’s typically trade at a discount to their aggregate net asset value.

     A listing of general equity CEIC’s and their closing discount or premium from NAV at the end of December 1998 through 2002 and at December 12, 2003 is shown in Exhibit VI.

     As can be seen from the table, over the period shown, several CEIC’s occasionally traded at a premium to NAV, while most traded at a discount from NAV. The range was from a discount of 45.1% to a premium of 26.0%. The median discount from NAV over the observed period ranged from a discount of 14.8% to a discount of 8.0% while the average ranged from a discount of 10.6% to a discount of 6.1%.

     Because Regency is not an investment company, nor is it currently managed with the objectives as a CEIC, we believe that a selection of discount at the upper end of the range is appropriate to develop an indication of fair value under an asset-based approach.

     Therefore, we have discounted the preliminary value determined under the adjusted book value approach above by 15%, resulting in a value of $.0323 per share (0.85 x $.0380).

Summary of Value Indications

     As presented in the preceding sections, indications of the value of Regency’s stock are provided below:

Market Value Approach	$0.0175
Net Asset Value Approach	$0.0323
Earnings Based Approach	Negative

     In considering the merits of each, we note that although the Company has a relatively large proportion of cash and equivalents on its balance sheet, Regency is an operating company that has no imminent plans to liquidate. We note that the asset based approach may provide a less useful indication of fair value under Delaware law, since fair value, as we understand it, generally incorporates a going concern assumption. The earnings-based approach, which reflects going concern value, indicates a negative value. The market-based approach, which relies on the trading price of Regency’s stock (which is

EXHIBIT C (2) - 5

thinly traded) resulted in an indication of value between the asset-based and earnings-based approach. On balance, we believe that an appropriate weighting of the values derived by utilizing the three approaches results in an indicated value range of $0.009 and $.0247 per share. The midpoint of this range is $0.017 per share.

Conclusion

     Based on the analysis summarized above, we believe that the fair value of the common stock of Regency Equities Corp., as of November 24, 2003, was in the range of $0.009 to $0.0247 per share.

EXHIBIT C (2) - 6

EXHIBIT c(2)
EXHIBIT I

Regency Equities Corp.

Statements of Operations
For the Years Ended December 31

	1998		1999		2000		2001
Revenues:
Interest Income	$150,090	75.7%	$137,431	72.6%	$146,494	74.5%	$114,761	70.0%
Rental Income	48,068	24.3%	48,861	25.8%	50,051	25.5%	49,182	30.0%
Miscellaneous Income	—	0.0%	3,010	1.6%	—	0.0%	—	0.0%

Total Revenues	198,158	100.0%	189,302	100.0%	196,545	100.0%	163,943	100.0%
Expenses:
Administrative Expense	100,693	50.8%	104,114	55.0%	102,156	52.0%	99,894	60.9%
Professional Fees	51,376	25.9%	46,030	24.3%	55,290	28.1%	105,748	64.5%
Rental Expense	127,953	64.6%	124,091	65.6%	115,461	58.7%	108,458	66.2%

Total Expenses	280,022	141.3%	274,235	144.9%	272,907	138.9%	314,100	191.6%

Loss before Income Taxes	(81,864)	-41.3%	(84,933)	-44.9%	(76,362)	-38.9%	(150,157)	-91.6%
Provision for Income Taxes	2,220	1.1%	1,820	1.0%	2,020	1.0%	2,020	1.2%

Net Loss	($84,084)	-42.4%	($86,753)	-45.8%	($78,382)	-39.9%	($152,177)	-92.8%

Wtd. Average No. of Shares Outstanding	87,283,661		87,283,661		87,283,661		87,283,661
Net Loss per Share	($0.001)		($0.001)		($0.001)		($0.002)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2002		30-Sep-02		30-Sep-03
Revenues:
Interest Income	$43,681	46.9%	$33,755	47.6%	$23,127	37.2%
Rental Income	49,409	53.1%	37,161	52.4%	39,045	62.8%
Miscellaneous Income	—	0.0%	—	0.0%	—	0.0%

Total Revenues	93,090	100.0%	70,916	100.0%	62,172	100.0%
Expenses:
Administrative Expense	106,077	114.0%	73,642	103.8%	73,991	119.0%
Professional Fees	47,432	51.0%	38,140	53.8%	39,932	64.2%
Rental Expense	120,622	129.6%	83,688	118.0%	120,964	194.6%

Total Expenses	274,131	294.5%	195,470	275.6%	234,887	377.8%

Loss before Income Taxes	(181,041)	-194.5%	(124,554)	-175.6%	(172,715)	-277.8%
Provision for Income Taxes	1,220	1.3%	1,220	1.7%	1,030	1.7%

Net Loss	($182,261)	-195.8%	($125,774)	-177.4%	($173,745)	-279.5%

Wtd. Average No. of Shares Outstanding	87,283,661		87,283,661		87,283,661
Net Loss per Share	($0.002)		($0.001)		($0.002)

Source:	Audited financial statements of Regency Equities Corp. for the years ended December 31, 1998-2002 (from Form 10-Ks December 31, 2002 and 2000). Form 10-Q for the nine month period ended September 30, 2003.

EXHIBIT C (2) - 7

EXHIBIT c(2)
EXHIBIT II

Regency Equities Corp.

Balance Sheets
As at December 31

	1998		1999		2000
Assets
Cash	$3,113,031	78.2%	$3,068,600	78.8%	$3,027,849	79.4%
Rent Receivable	3,412	0.1%	4,472	0.1%	4,472	0.1%
Prepaid Insurance	—		—		—
Rental Property Owned:	1,471,441	37.0%	1,471,441	37.8%	1,471,441	38.6%
Less: Writedown for Possible Loss	(215,000)	-5.4%	(215,000)	-5.5%	(215,000)	-5.6%
Less:Depreciation	(392,544)	-9.9%	(437,684)	-11.2%	(474,916)	-12.5%

Net Rental Property	863,897	21.7%	818,757	21.0%	781,525	20.5%

Total Assets	$3,980,340	100.0%	$3,891,829	100.0%	$3,813,846	100.0%

Liabilities & Shareholders’ Equity
Accounts Payable & Accrued Expenses	$30,549	0.8%	$30,591	0.8%	$30,990	0.8%
Income Taxes Payable	3,020	0.1%	1,220	0.0%	1,220	0.0%

Total Liabilities	$33,569	0.8%	$31,811	0.8%	$32,210	0.8%
Shareholders’ Equity:
Preferred Stock
Common Stock	872,836	21.9%	872,836	22.4%	872,836	22.9%
Additional Paid-in Capital	47,660,331	1197.4%	47,660,331	1224.6%	47,660,331	1249.7%
Accumulated Deficit	(44,586,396)	-1120.2%	(44,673,149)	-1147.9%	(44,751,531)	-1173.4%

Total Shareholders’ Equity	3,946,771	99.2%	3,860,018	99.2%	3,781,636	99.2%

Total Liabilities & Shareholders’ Equity	$3,980,340	100.0%	$3,891,829	100.0%	$3,813,846	100.0%

Wtd. Average No. of Shares Outstanding	87,283,661		87,283,661		87,283,661
Book Value per Share	$0.046		$0.045		$0.044

Working Capital	$3,082,874	77.5%	$3,041,261	78.1%	$3,000,111	78.7%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2001		2002		30-Sep-03
Assets
Cash	$2,965,258	79.9%	$2,736,423	78.7%	$2,587,584	78.4%
Rent Receivable	3,337	0.1%	5,945	0.2%	3,543	0.1%
Prepaid Insurance	—		29,372		28,906
Rental Property Owned:	1,471,441	39.6%	1,471,441	42.3%	1,471,441	44.6%
Less: Writedown for Possible Loss	(215,000)	-5.8%	(215,000)	-6.2%	(215,000)	-6.5%
Less:Depreciation	(512,148)	-13.8%	(549,380)	-15.8%	(577,304)	-17.5%

Net Rental Property	744,293	20.0%	707,061	20.3%	679,137	20.6%

Total Assets	$3,712,888	100.0%	$3,478,801	100.0%	$3,299,170	100.0%

Liabilities & Shareholders’ Equity
Accounts Payable & Accrued Expenses	$82,209	2.2%	$30,383	0.9%	$24,497	0.7%
Income Taxes Payable	1,220	0.0%	1,220	0.0%	1,220	0.0%

Total Liabilities	$83,429	2.2%	$31,603	0.9%	$25,717	0.8%
Shareholders’ Equity:
Preferred Stock
Common Stock	872,836	23.5%	872,836	25.1%	872,836	26.5%
Additional Paid-in Capital	47,660,331	1283.6%	47,660,331	1370.0%	47,660,331	1444.6%
Accumulated Deficit	(44,903,708)	-1209.4%	(45,085,969)	-1296.0%	(45,259,714)	-1371.9%

Total Shareholders’ Equity	3,629,459	97.8%	3,447,198	99.1%	3,273,453	99.2%

Total Liabilities & Shareholders’ Equity	$3,712,888	100.0%	$3,478,801	100.0%	$3,299,170	100.0%

Wtd. Average No. of Shares Outstanding	87,283,661		87,283,661		87,283,661
Book Value per Share	$0.043		$0.040		$0.038

Working Capital	$2,885,166	77.7%	$2,740,137	78.8%	$2,594,316	78.6%

Source:	Audited financial statements of Regency Equities Corp. for the years ended December 31, 1998-2002 (from Form 10-Ks December 31, 2002, 2000 and 1999). Form 10-Q for the nine month period ended September 30, 2003.

EXHIBIT C (2) - 8

EXHIBIT c(2)
EXHIBIT III

Regency Equities Corporation (RGEQ.OB)

Daily Stock Prices 3/3/03 to 12/12/03

Date	Volume	High	Low	Close	Change	% Change
12/12/03	—	$0.020	$0.020	$0.020	$0.000	0.0%
12/11/03	35,000	0.020	0.020	0.020	—	0.0%
12/10/03	10,000	0.020	0.020	0.020	(0.010)	-33.3%
12/09/03	—	0.030	0.030	0.030	—	0.0%
12/08/03	—	0.030	0.030	0.030	—	0.0%
12/05/03	115,000	0.030	0.020	0.030	0.020	200.0%
12/04/03	300	0.010	0.010	0.010	—	0.0%
12/03/03	—	0.010	0.010	0.010	—	0.0%
12/02/03	2,000	0.010	0.010	0.010	—	0.0%
12/01/03	7,000	0.010	0.010	0.010	—	0.0%
11/28/03	—	0.010	0.010	0.010	—	0.0%
11/26/03	—	0.010	0.010	0.010	—	0.0%
11/25/03	—	0.010	0.010	0.010	—	0.0%
11/24/03	—	0.010	0.010	0.010	—	0.0%
11/21/03	2,500	0.010	0.010	0.010	—	0.0%
11/20/03	13,000	0.010	0.010	0.010	—	0.0%
11/19/03	11,000	0.010	0.010	0.010	—	0.0%
11/18/03	4,000	0.010	0.010	0.010	—	0.0%
11/17/03	—	0.010	0.010	0.010	—	0.0%
11/14/03	2,000	0.010	0.010	0.010	—	0.0%
11/13/03	—	0.010	0.010	0.010	—	0.0%
11/12/03	—	0.010	0.010	0.010	—	0.0%
11/11/03	—	0.010	0.010	0.010	—	0.0%
11/10/03	2,000	0.010	0.010	0.010	—	0.0%
11/07/03	—	0.010	0.010	0.010	—	0.0%
11/06/03	1,000	0.010	0.010	0.010	—	0.0%
11/05/03	1,000	0.010	0.010	0.010	—	0.0%
11/04/03	—	0.010	0.010	0.010	—	0.0%
11/03/03	—	0.010	0.010	0.010	—	0.0%
10/31/03	—	0.010	0.010	0.010	—	0.0%
10/30/03	—	0.010	0.010	0.010	—	0.0%
10/29/03	46,500	0.010	0.010	0.010	—	0.0%
10/28/03	—	0.010	0.010	0.010	—	0.0%
10/27/03	1,000	0.010	0.010	0.010	—	0.0%
10/24/03	1,000	0.010	0.010	0.010	—	0.0%
10/23/03	14,200	0.010	0.010	0.010	—	0.0%
10/22/03	—	0.010	0.010	0.010	—	0.0%
10/21/03	14,000	0.010	0.010	0.010	—	0.0%
10/20/03	5,000	0.010	0.010	0.010	—	0.0%
10/17/03	2,000	0.020	0.010	0.010	—	0.0%
10/16/03	46,000	0.020	0.010	0.010	—	0.0%
10/15/03	100,000	0.010	0.010	0.010	—	0.0%
10/14/03	209,300	0.020	0.010	0.010	—	0.0%
10/13/03	75,000	0.010	0.010	0.010	—	0.0%
10/10/03	—	0.010	0.010	0.010	—	0.0%
10/09/03	—	0.010	0.010	0.010	—	0.0%
10/08/03	—	0.010	0.010	0.010	—	0.0%
10/07/03	—	0.010	0.010	0.010	—	0.0%

EXHIBIT C (2) - 9

EXHIBIT c(2)

EXHIBIT III

Regency Equities Corporation (RGEQ.OB)

Daily Stock Prices 3/3/03 to 12/12/03

Date	Volume	High	Low	Close	Change	% Change
10/06/03	10,000	0.010	0.010	0.010	—	0.0%
10/03/03	—	0.010	0.010	0.010	—	0.0%
10/02/03	—	0.010	0.010	0.010	—	0.0%
10/01/03	—	0.010	0.010	0.010	—	0.0%
09/30/03	—	0.010	0.010	0.010	—	0.0%
09/29/03	5,000	0.010	0.010	0.010	—	0.0%
09/26/03	—	0.010	0.010	0.010	—	0.0%
09/25/03	—	0.010	0.010	0.010	—	0.0%
09/24/03	—	0.010	0.010	0.010	—	0.0%
09/23/03	—	0.010	0.010	0.010	—	0.0%
09/22/03	—	0.010	0.010	0.010	—	0.0%
09/19/03	—	0.010	0.010	0.010	—	0.0%
09/18/03	100	0.010	0.010	0.010	—	0.0%
09/17/03	30,000	0.010	0.010	0.010	—	0.0%
09/16/03	—	0.010	0.010	0.010	—	0.0%
09/15/03	194,200	0.010	0.010	0.010	—	0.0%
09/12/03	—	0.010	0.010	0.010	—	0.0%
09/11/03	—	0.010	0.010	0.010	—	0.0%
09/10/03	—	0.010	0.010	0.010	—	0.0%
09/09/03	—	0.010	0.010	0.010	—	0.0%
09/08/03	—	0.010	0.010	0.010	—	0.0%
09/05/03	500	0.010	0.010	0.010	—	0.0%
09/04/03	1,000	0.010	0.010	0.010	—	0.0%
09/03/03	—	0.010	0.010	0.010	—	0.0%
09/02/03	—	0.010	0.010	0.010	—	0.0%
08/29/03	—	0.010	0.010	0.010	—	0.0%
08/28/03	—	0.010	0.010	0.010	—	0.0%
08/27/03	200	0.010	0.010	0.010	—	0.0%
08/26/03	—	0.010	0.010	0.010	—	0.0%
08/25/03	—	0.010	0.010	0.010	—	0.0%
08/22/03	—	0.010	0.010	0.010	—	0.0%
08/21/03	—	0.010	0.010	0.010	—	0.0%
08/20/03	—	0.010	0.010	0.010	—	0.0%
08/19/03	30,000	0.010	0.010	0.010	—	0.0%
08/18/03	25,000	0.010	0.010	0.010	—	0.0%
08/15/03	1,600	0.010	0.010	0.010	—	0.0%
08/14/03	—	0.010	0.010	0.010	—	0.0%
08/13/03	—	0.010	0.010	0.010	—	0.0%
08/12/03	—	0.010	0.010	0.010	—	0.0%
08/11/03	—	0.010	0.010	0.010	—	0.0%
08/08/03	—	0.010	0.010	0.010	—	0.0%
08/07/03	—	0.010	0.010	0.010	—	0.0%
08/06/03	—	0.010	0.010	0.010	—	0.0%
08/05/03	10,000	0.010	0.010	0.010	—	0.0%
08/04/03	2,000	0.010	0.010	0.010	—	0.0%
08/01/03	—	0.010	0.010	0.010	—	0.0%
07/31/03	—	0.010	0.010	0.010	—	0.0%
07/30/03	—	0.010	0.010	0.010	—	0.0%

EXHIBIT C (2) - 10

EXHIBIT c(2)

EXHIBIT III

Regency Equities Corporation (RGEQ.OB)

Daily Stock Prices 3/3/03 to 12/12/03

Date	Volume	High	Low	Close	Change	% Change
07/29/03	—	0.010	0.010	0.010	—	0.0%
07/28/03	1,000	0.010	0.010	0.010	—	0.0%
07/25/03	—	0.010	0.010	0.010	—	0.0%
07/24/03	—	0.010	0.010	0.010	(0.010)	-50.0%
07/23/03	25,000	0.020	0.020	0.020	0.010	100.0%
07/22/03	2,000	0.010	0.010	0.010	—	0.0%
07/21/03	10,000	0.010	0.010	0.010	—	0.0%
07/18/03	2,000	0.010	0.010	0.010	—	0.0%
07/17/03	654,400	0.010	0.010	0.010	—	0.0%
07/16/03	225,000	0.020	0.010	0.010	—	0.0%
07/15/03	2,500	0.010	0.010	0.010	(0.010)	-50.0%
07/14/03	110,000	0.020	0.020	0.020	—	0.0%
07/11/03	—	0.020	0.020	0.020	—	0.0%
07/10/03	—	0.020	0.020	0.020	—	0.0%
07/09/03	—	0.020	0.020	0.020	—	0.0%
07/08/03	—	0.020	0.020	0.020	—	0.0%
07/07/03	15,500	0.020	0.020	0.020	0.010	100.0%
07/03/03	—	0.010	0.010	0.010	—	0.0%
07/02/03	37,000	0.020	0.010	0.010	—	0.0%
07/01/03	—	0.010	0.010	0.010	—	0.0%
06/30/03	2,000	0.010	0.010	0.010	—	0.0%
06/27/03	7,000	0.010	0.010	0.010	—	0.0%
06/26/03	—	0.010	0.010	0.010	—	0.0%
06/25/03	—	0.010	0.010	0.010	—	0.0%
06/24/03	—	0.010	0.010	0.010	—	0.0%
06/23/03	—	0.010	0.010	0.010	—	0.0%
06/20/03	3,500	0.010	0.010	0.010	—	0.0%
06/19/03	—	0.010	0.010	0.010	—	0.0%
06/18/03	—	0.010	0.010	0.010	—	0.0%
06/17/03	—	0.010	0.010	0.010	—	0.0%
06/16/03	1,000	0.010	0.010	0.010	—	0.0%
06/13/03	—	0.010	0.010	0.010	—	0.0%
06/12/03	—	0.010	0.010	0.010	—	0.0%
06/11/03	2,500	0.010	0.010	0.010	—	0.0%
06/10/03	—	0.010	0.010	0.010	—	0.0%
06/09/03	—	0.010	0.010	0.010	—	0.0%
06/06/03	—	0.010	0.010	0.010	—	0.0%
06/05/03	—	0.010	0.010	0.010	—	0.0%
06/04/03	—	0.010	0.010	0.010	—	0.0%
06/03/03	—	0.010	0.010	0.010	—	0.0%
06/02/03	—	0.010	0.010	0.010	—	0.0%
05/30/03	6,000	0.010	0.010	0.010	—	0.0%
05/29/03	—	0.010	0.010	0.010	—	0.0%
05/28/03	500	0.010	0.010	0.010	—	0.0%
05/27/03	—	0.010	0.010	0.010	—	0.0%
05/23/03	—	0.010	0.010	0.010	—	0.0%
05/22/03	—	0.010	0.010	0.010	—	0.0%
05/21/03	—	0.010	0.010	0.010	—	0.0%

EXHIBIT C (2) - 11

EXHIBIT c(2)
EXHIBIT III

Regency Equities Corporation (RGEQ.OB)

Daily Stock Prices 3/3/03 to 12/12/03

Date	Volume	High	Low	Close	Change	% Change
05/20/03	—	0.010	0.010	0.010	—
05/19/03	5,400	0.010	0.010	0.010	0.010
05/16/03	—	0.010	0.010	0.010	0.010
05/15/03	—	0.010	0.010	0.010	0.010
05/14/03	—	0.010	0.010	0.010	0.010
05/13/03	—	0.010	0.010	0.010	0.010
05/12/03	—	0.010	0.010	0.010	0.010
05/09/03	—	0.010	0.010	0.010	0.010
05/08/03	—	0.010	0.010	0.010	0.010
05/07/03	—	0.010	0.010	0.010	0.010
05/06/03	5,000	0.020	0.020	0.020	0.020
05/05/03	—	0.010	0.010	0.010	0.010
05/02/03	—	0.010	0.010	0.010	0.010
05/01/03	—	0.010	0.010	0.010	0.010
04/30/03	—	0.010	0.010	0.010	0.010
04/29/03	—	0.010	0.010	0.010	0.010
04/28/03	5,000	0.020	0.020	0.020	0.020
04/25/03	—	0.010	0.010	0.010	0.010
04/24/03	45,000	0.010	0.010	0.010	0.010
04/23/03	10,200	0.010	0.010	0.010	0.010
04/22/03	2,300	0.010	0.010	0.010	0.010
04/21/03	8,000	0.010	0.010	0.010	0.010
04/17/03	—	0.010	0.010	0.010	0.010
04/16/03	—	0.010	0.010	0.010	0.010
04/15/03	—	0.010	0.010	0.010	0.010
04/14/03	—	0.010	0.010	0.010	0.010
04/11/03	4,700	0.010	0.010	0.010	0.010
04/10/03	—	0.010	0.010	0.010	0.010
04/09/03	—	0.010	0.010	0.010	0.010
04/08/03	—	0.010	0.010	0.010	0.010
04/07/03	1,600	0.010	0.010	0.010	0.010
04/04/03	—	0.010	0.010	0.010	0.010
04/03/03	—	0.010	0.010	0.010	0.010
04/02/03	—	0.010	0.010	0.010	0.010
04/01/03	—	0.010	0.010	0.010	0.010
03/31/03	—	0.010	0.010	0.010	???
03/28/03	1,000	0.010	0.010	0.010	???
03/27/03	—	0.010	0.010	0.010	???
03/26/03	50,000	0.010	0.010	0.010	???
03/25/03	—	0.010	0.010	0.010	???
03/24/03	1,000	0.010	0.010	0.010	???
03/21/03	—	0.010	0.010	0.010	0.010
03/20/03	—	0.010	0.010	0.010	0.010
03/19/03	—	0.010	0.010	0.010	0.010
03/18/03	100	0.010	0.010	0.010	0.010
03/17/03	—	0.010	0.010	0.010	0.010
03/14/03	—	0.010	0.010	0.010	0.010
03/13/03	—	0.010	0.010	0.010	0.010

EXHIBIT C (2) - 12

EXHIBIT c(2)
EXHIBIT III

Regency Equities Corporation (RGEQ.OB)

Daily Stock Prices 3/3/03 to 12/12/03

Date	Volume	High	Low	Close	Change	% Change
03/12/03	—	0.010	0.010	0.010	0.010
03/11/03	—	0.010	0.010	0.010	0.010
03/10/03	6,000	0.010	0.010	0.010	0.010
03/07/03	600	0.010	0.010	0.010	0.010
03/06/03	—	0.010	0.010	0.010	0.010
03/05/03	—	0.010	0.010	0.010	0.010
03/04/03	100	0.010	0.010	0.010	0.010
03/03/03	—	$0.010	$0.010	$0.010

Trading Statistics

Trading Price:
High:	$0.030
Low	$0.010
Closing Price:
High:	$0.030
Low	$0.010

Volatility (Standard Deviation of the Price Change)

Nine Months (3/12/03-12/12/03):
Daily	15.2%
Annualized	244.6%
Six Months (6/12/03-12/12/03):
Daily	16.1%
Annualized	259.5%
Three Months (9/12/03-112/12/03):
Daily	14.6%
Annualized	235.4%
Volume:
Trading Days	200
# of Days Shares Traded	72
Total Trading Volume	2,282,300
Average:	11,412
Median:	—
High	654,400
Low	—
Standard Deviation	54,526

EXHIBIT C (2) - 13

EXHIBIT c(2)
EXHIBIT IV

SUMMARY OF RESTRICTED STOCK STUDIES

	Years Covered	Average
Study	in Study	Discount
		%
SEC, Overall Average[a]	1966-1969	25.8
SEC, Nonreporting OTC Companies[a]	1966-1969	32.6
Gelman[b]	1968-1970	33.0
Trout[c]	1968-1972	33.5	[k]
Moroney[d]	j	35.6
Maher[e]	1969-1973	35.4
Standard Research Consultants[f]	1978-1982	45.0	[k]
Willamette Management Associates, Inc.[g]	1981-1984	31.2	[k]
Silber[h]	1981-1988	33.8
FMV Options, Inc.[i]	1979-April 1992	23.0
Management Planning	1980-1995	27.7
Munroe, Park & Johnson	1991-1995	20.0
Columbia Financial Advisors, Inc.	1996-1997	21.0
Columbia Financial Advisors, Inc.	1997-2000	13.5

a From “Discounts Involved in Purchases of Common Stock (1966-1969),” Institutional Investor Study Report of the Securities and Exchange Commission, H.R. Doc. No. 64, Part 5, 92nd Cong., 1st Sess. 1971, pp. 2444-2456.

b From Milton Gelman, “An Economist-Financial Analyst’s Approach to Valuing Stock of a Closely Held Company,” Journal of Taxation, June 1972, pp. 353-354.

c From Robert R. Trout, “Estimation of the Discount Associated with the Transfer of Restricted Securities,” Taxes, June 1977, pp. 381-385.

d From Robert E. Moroney, “Most Courts Overvalue Closely Held Stocks,” Taxes, March 1973, pp. 144-154.

e From J. Michael Maher, “Discounts for a Lack of Marketability for Closely-Held Business Interests.” Taxes, September 1976, pp. 562-571.

f From “Revenue Ruling 77-287 Revisited,” SRC Quarterly Reports, Spring 1983, pp. 1-3.

g From Willamette Management Associates study (unpublished).

h From William L. Silber, “Discounts on Restricted Stock: The Impact of Illiquidity on Stock Prices,” Financial Analyst Journal, July-August 1991, pp. 60-64.

i From Lance S. Hall and Timothy C. Polacek, “Strategies for Obtaining the Largest Valuation Discounts,” Estate Planning, January/February 1994, pp. 38-44.

j Although the years covered in this study are likely to be 1969-1972, no specific years were given in the published account.

k Median discounts.

Source:

“Discounts for Lack of Marketability,” Valuing a Business, Shannon P. Pratt, Robert F. Reilly and Robert P. Schweihs, Irwin, Chicago, Illinois, p. 343.

EXHIBIT C (2) - 14

EXHIBIT C (2) - 15

EXHIBIT c(2)
EXHIBIT V

Regency Equities Corp.
ADJUSTED Balance Sheets

	Actual	Adjusted
	30-Sep-03	30-Sep-03
Assets
Cash	$2,587,584	$2,587,584
Rent Receivable	3,543	3,543
Prepaid Insurance	28,906	28,906
Rental Property Owned:	1,471,441
Less: Writedown for Possible Loss	(215,000)
Less: Depreciation	(577,304)

Net Rental Property	679,137	679,137
Deferred Income Taxes/NOL Benefit	—	—

Total Assets	$3,299,170	$3,299,170

Liabilities & Shareholders’ Equity
Accounts Payable & Accrued Expenses	$24,497	$24,497
Income Taxes Payable	1,220	1,220

Total Liabilities	$25,717	$25,717
Shareholders’ Equity:
Preferred Stock
Common Stock	872,836
Additional Paid-in Capital	47,660,331
Accumulated Deficit	(45,259,714)

Total Shareholders’ Equity	3,273,453	3,273,453

Total Liabilities & Shareholders’ Equity	$3,299,170	$3,299,170

Weighted Average No. of Shares Outstanding	87,283,661	87,283,661
Book Value per Share	$0.038

Adjusted Book Value per Share		$0.038

EXHIBIT C (2) - 16

EXHIBIT c(2)
EXHIBIT VI

CLOSED-END INVESTMENT COMPANIES
SUMMARY OF DISCOUNTS FROM NET ASSET VALUE

GENERAL EQUITY FUNDS	10/30/03	12/31/02	12/21/01	12/22/00	12/23/99	12/24/98
1 Adams Express (ADX)	(10.8%)	(13.9%)	(11.4%)	(10.0%)	(15.9%)	(17.1%)
2 Alliance All-Mkt (AMO)	7.4%	(8.0%)	(3.4%)	(9.4%)	(19.4%)	(1.1%)
3 Bergstrom Capital (BEM)	NA	(10.4%)	(9.9%)	(4.5%)	(13.5%)	(14.1%)
4 Blue Chip Value Fund (BLU)	15.2%	(8.7%)	8.2%	(7.7%)	(11.0%)	(5.4%)
5 Boulder Total Return (BTF)	(14.1%)	(15.8%)	(8.6%)	(16.3%)	(24.7%)	NA
6 Central Securities (CET)	(10.4%)	(16.6%)	(11.3%)	(11.9%)	(19.2%)	(15.0%)
7 Cornerstone Strategic Return Fund (CRF)	0.4%	(13.5%)	(15.5%)	(20.2%)	NA	NA
8 Cornerstone Strategic Value Fund (CLM)	24.1%	(10.4%)	(12.8%)	NA	NA	NA
9 Engex (EGX)	18.2%	(16.4%)	(3.9%)	26.0%	15.6%	(18.6%)
10 Equus II (EQS)	(33.1%)	(45.1%)	(39.4%)	(42.8%)	(32.6%)	(31.4%)
11 Gabelli Equity Trust (GAB)	5.1%	7.9%	22.6%	8.0%	0.7%	2.7%
12 General American Investors (GAM)	(8.3%)	(11.2%)	(3.9%)	(7.1%)	(8.7%)	(11.0%)
13 Liberty All Star Equity (USA)	11.8%	(8.8%)	5.0%	(4.8%)	(20.0%)	4.8%
14 Liberty All Star Growth (ASG)	6.5%	(9.0%)	1.6%	(8.0%)	(14.7%)	(9.7%)
15 Progressive Return (PGF)	23.4%	(9.2%)	(17.7%)	(23.4%)	NA	NA
16 Royce Micro-Cap Tr (OTCM)	NA	NA	NA	(11.5%)	(14.9%)	(8.8%)
17 Royce Value Trust (RVT)	6.3%	(0.7%)	(8.0%)	(9.0%)	(14.3%)	(9.1%)
18 Salomon Brothers (SBF)	(11.7%)	(16.4%)	(11.3%)	2.3%	6.6%	(1.9%)
19 SMALLCap (MGC)	10.2%	(13.0%)	(7.4%)	(9.4%)	NA	NA
20 Source Capital (SOR)	8.9%	24.4%	11.7%	14.5%	(0.8%)	8.5%
21 Tri-Continental (TY)	(12.8%)	(17.2%)	(13.2%)	(16.4%)	(14.9%)	(16.0%)
22 Zweig Fund (ZF)	(13.7%)	(10.7%)	0.3%	(3.7%)	(16.2%)	(8.2%)
LOWER QUARTILE	(11.0%)	(15.8%)	(11.4%)	(11.9%)	(18.5%)	(15.0%)
MEDIAN	5.7%	(10.7%)	(8.0%)	(9.0%)	(14.8%)	(9.1%)
UPPER QUARTILE	10.6%	(8.8%)	0.3%	(4.5%)	(9.3%)	(1.9%)
AVERAGE	1.1%	(10.6%)	(6.1%)	(7.9%)	(12.1%)	(8.9%)
STANDARD DEVIATION	14.9%	12.4%	12.5%	13.9%	11.4%	9.8%

SOURCES:
Standard & Poor’s Stock Guide
Wall Street Journal

EXHIBIT C (2) - 17